Exhibit 4.18

AGREEMENT

THIS AGREEMENT (this “**Agreement**”) is made and entered into as of March 7, 2025, by and among Diginex Limited (the “**Company**”) and Dominari Securities LLC (“**Dominari**”) and Revere Securities, LLC (“**Revere**”), each a “Party” and, collectively, the “Parties.” This Agreement shall become effective immediately on the date first above written (the “**Effective Time**”).

RECITALS:

WHEREAS, as at the date of this Agreement, the Company’s ordinary shares are listed and traded on the Nasdaq Capital Market.

WHEREAS, reference is made to the Underwriting Agreement by and between the Company and Dominari, dated January 21, 2025 (the “**Underwriting Agreement**”).

WHEREAS, the Company is contemplating certain financing to raise up to $250 million dollars with Nomas Global Investments L.L.C. S.P.C. and Al Noor Legal Consultants FZE primarily in the United Arab Emirates and the Gulf Cooperation Council Region, and/or affiliates linked to His Highness Shaikh Bin Sultan Bin Hamdan Al Nahyan, in connection with a listing of the Company’s securities on the Abu Dhabi Exchange (the “**Proposed Transaction**”).

WHEREAS, Dominari and Revere agree to waive their “Right of First Refusal” (the “**ROFR**”) contained in Paragraph 3.5 of the Underwriting Agreement for one time and only with respect to the Proposed Transaction (“**Waive**” or the “**Waiver**”).

NOW IT IS HEREBY AGREED as follows:

1. **Waiver of ROFR**. Upon the Execution (as hereinafter defined) and subject to the terms and conditions of this Agreement, Dominari and Revere shall waive the ROFR and consent to the Waiver for one time and only with respect to the Proposed Transaction. For the avoidance of doubt, the ROFR shall remain effective and in full force with respect to all other applicable transactions as contemplated by Paragraph 3.5 of the Underwriting Agreement other than the Proposed Transaction.

2. **Execution**. The Execution of this Agreement shall take place on such date as mutually determined by the parties hereto (the “**Execution**”). The Waiver shall become effective upon the Execution of this Agreement.

3. **Consideration.** In consideration for the Waiver, the Company shall pay to Dominari and Revere an aggregate amount of $400,000 within three (3) business days and contingent upon the Company’s receipt of the full gross proceeds of the Proposed Transaction.

4. **Representation and Warranties of Dominari and Revere**. Dominari and Revere represent and warrant that it has all necessary power and authority to execute, deliver and perform this Agreement. This Agreement has been duly authorized, executed and delivered by Dominari and Revere and constitutes a valid and binding obligation of Dominari and Revere and is enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by Dominari and Revere does not and will not violate any provision of any law, regulation or order, or conflict

with or result in the breach of, or constitute a default under, any material agreement or instrument to which Dominari and/or Revere is a party or by which Dominari and/or Revere may be bound or affected.

5. **Representation and Warranties of the Company**. The Company represents and warrants that it has all necessary power and authority to execute, deliver and perform this Agreement. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by the Company does not and will not violate any provision of any law, regulation or order, or result in the breach of, or constitute a default under, any material agreement or instrument to which Company is a party or by which Company may be bound or affected.

6. **Entire Agreement**. This Agreement constitutes the complete understanding between the parties hereto with respect to the subject matter hereof, and no alteration, amendment or modification of any of the terms and provisions hereof shall be valid unless made pursuant to an instrument in writing signed by each party. This Agreement supersedes and terminates any and all prior agreements or understandings between the parties regarding the subject matter hereof.

7. **Fees and Costs**. Dominari, Revere and the Company shall each bear their own fees and costs incurred in connection with this Agreement.

8. **Binding Effect**. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, executors, successors and assigns.

9. **Governing Law**. This Agreement has been made in and shall be construed and enforced in accordance with the laws of the State of New York.

10. **Survival of Representations and Warranties**. All representations and warranties made by Kingswood and the Company shall survive the Execution.

11. **Jurisdiction and Venue**. Any claim or controversy arising out of or relating to the interpretation, application or enforcement of any provision of this Agreement, shall be submitted for resolution to a court of competent jurisdiction in New York. The parties hereby consent to personal jurisdiction of each State of New York and United States Federal court sitting in the State of New York.

12. **Construction and Severability**. In the event any provision in this Agreement shall, for any reason, be held to be invalid or unenforceable, this Agreement shall be construed as though it did not contain such invalid or unenforceable provision, and the rights and obligations of the parties hereto shall continue in full force and effect and shall be construed and enforced in accordance with the remaining provisions hereof.

13. **Counterparts**. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14. **Paragraph Headings**. The paragraph headings contained in this Agreement are for convenience only and shall not affect in any manner the meaning or interpretation of this Agreement.

15. **Rule of Construction Relating to Ambiguities**. All parties to this Agreement acknowledge that they have each carefully read and reviewed this Agreement with their respective counsel and/or other representative, and therefore, agree that the rule of construction that ambiguities shall be construed against the drafter of the document shall not be applicable.

16. **Time of Essence**. Time shall be of the essence of this Agreement.

[*Signature Page Follows*]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

DOMINARI SECURITIES, LLC

By:________________________________
Name: Eric Newman
Title: Head of Investment Banking

REVERE SECURITIES, LLC

By:________________________________
Name: Dajiang Guo
Title: Head of Investment Banking

DIGINEX LIMITED

By: _______________________________
Name: Miles Pelham
Title: Chairman